SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”) dated as of August 17, 2006 by and among Vitasti Inc., a Delaware corporation (“VITS”), and Welwind Energy International Corporation, an Alberta, Canada corporation (“WEIC”) and the undersigned shareholders of WEIC as listed on Schedule 1 attached hereto (the “Selling Shareholders”). VITS, WEIC and the Selling Shareholders are referred to collectively herein as the “Parties.”

WHEREAS:

A. The Selling Shareholders are the registered and beneficial owners of all 210 Class A issued and outstanding shares in the capital of WEIC;

B. VITS has agreed to issue eleven million (11,000,000) common shares (the “Purchase Price”) of VITS to the Selling Shareholders as consideration for the purchase of all of the issued and outstanding common shares of WEIC held by the Selling Shareholders;

C.  WEIC represents that its current officers, managers and employees shall use reasonable efforts to continue the ongoing operations of WEIC’s business following closing of this transaction, including the development, construction, and operation of the Projects defined below.

D. Upon the terms and subject to the conditions set forth in this Agreement, the Selling Shareholders have agreed to sell all of the issued and outstanding common shares of WEIC held by the Selling Shareholders to VITS in exchange for common shares of VITS.

E. The agreement dated April 11, 2006 by and between VITS and WEIC with respect to the sale of assets of WEIC is hereby null and void and is superseded by this Agreement by and between all parties.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree each with the other as follows:

1.  DEFINITIONS

1.1 Definitions. The following terms have the following meanings, unless the context indicates otherwise:

“Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;

“Closing” shall mean the completion of the Transaction, in accordance with §8 hereof, at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

“Closing Date” shall mean a date mutually agreed upon by the parties hereto in writing and in accordance with §8 following the satisfaction or waiver by VITS and WEIC of the conditions precedent set out in §5.1 and §5.2 respectively; but in no event will the Closing Date be later than July 25, 2006, without the consent of all parties hereto;

“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

“Development Stage” shall mean non-operational, still under construction or undergoing preliminary testing.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended;

“GAAP” shall mean United States generally accepted accounting principles applied in a manner consistent with prior periods;

“Projects” shall mean the development of a 50 MW wind farm in the area of Yang Xi, China, and the development of a 50 MW wind farm in the area of Zhangjing, China.

“WEIC Shares” shall mean the 210 Class A shares of WEIC held by the Selling Shareholders, being all of the issued and outstanding shares of WEIC beneficially held, either directly or indirectly, by the Selling Shareholders;

“SEC” shall mean the Securities and Exchange Commission;

“Taxes” shall include international, federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments;

“Transaction” shall mean the purchase of the WEIC Shares by VITS from the Selling Shareholders in consideration for the issuance of the VITS Shares;

“VITS Accounting Date” is defined in section 4.11;

“VITS Material Adverse Effect” is defined in section 4.7;

“VITS SEC Documents” is defined is section 4.10; and

“VITS Shares” shall mean those eleven million (11,000,000) fully paid and non-assessable common shares of VITS to be issued to the Selling Shareholders by VITS on the Closing Date.

§2. THE OFFER, PURCHASE AND SALE OF SHARES

2.1 Offer, Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, the Selling Shareholders hereby covenant and agree to sell, assign and transfer to VITS, and VITS hereby covenants and agrees to purchase from the Selling Shareholders all of the WEIC Shares held by the Selling Shareholders.

2.2 Consideration. As consideration for the sale of the WEIC Shares by the Selling Shareholders, VITS shall allot and issue the VITS Shares to the Selling Shareholders in the amount set out opposite each Selling Shareholder’s name in Schedule 1. The Selling Shareholders acknowledge and agree that the VITS Shares are being issued pursuant to an exemption from the registration requirements of the United States Securities Act of 1933 (the “1933 Act”). The Selling Shareholders agree to abide by all applicable resale restrictions and hold periods imposed by all applicable securities legislation. All certificates representing the VITS Shares issued on Closing will be endorsed with the following legend pursuant to the 1933 Act in order to reflect the fact that the VITS Shares are restricted securities and will be issued to the Selling Shareholders pursuant to an exemption from the registration requirements of the 1933 Act:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR WITH ANY STATE SECURITIES COMMISSION, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER IN THE ABSENCE OF A REGISTRATION STATEMENT WHICH IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE LAWS AND RULES OR UNLESS SUCH TRANSFER MAY BE EFFECTED WITHOUT VIOLATION OF THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE STATE LAWS AND RULES.”

Each Selling Shareholder is either an accredited investor, as defined by Regulation D under the 1933 Act, or if a Canadian, an Accredited Investor as defined by Canadian Securities Administrators’ Multilateral Instrument 45-103 or is a close personal friend or business associate of a director or senior officer of VITS.

2.3 Share Exchange Procedure. On Closing, each Selling Shareholder will exchange his, her or its certificate representing the WEIC Shares by delivering such certificate to VITS a duly executed and endorsed in blank (or accompanied by duly executed stock powers duly endorsed in blank), in each case in proper form for transfer, with signatures guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto and with appropriate instructions to allow the transfer agent to issue certificates for the VITS Shares to the holder thereof.

2.4 Fractional Shares. Notwithstanding any other provision of this Agreement, no certificate for fractional shares of the VITS Shares will be issued in the Transaction. In lieu of any such fractional shares, if any of the Selling Shareholders would otherwise be entitled to receive a fraction of a share of the VITS Shares upon surrender of certificates representing the WEIC Shares for exchange pursuant to this Agreement, the Selling Shareholders will be entitled to receive from VITS a stock certificate representing the nearest whole number of VITS Shares.

2.5 Closing Date. The Closing will take place, subject to the terms and conditions of this Agreement, on the Closing Date.

2.6 Restricted Shares. The Selling Shareholders acknowledge that the VITS Shares are being issued pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed, except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with all applicable securities laws. Each Selling Shareholder agrees that he/she/it has sought and obtained independent legal advice as to the resale restrictions applicable in their jurisdiction of residence, and under US securities laws generally. VITS has not undertaken, and will have no obligation, to register any of the VITS Shares under the 1933 Act. Restricted Shares are acquired in unregistered, private sales from an issuer or from an affiliate of the issuer. Restricted Shares, as defined under Rule 144 of the 1933 Act (“Rule 144”), are not fully transferable until certain conditions have been met. Upon satisfaction of those conditions, the shares become transferable by the person or entity holding them. If the Selling Shareholders want to sell there VITS Shares to the public, they can follow the conditions set forth in Rule 144. The rule is not the exclusive means for selling the VITS Shares, but provides a “safe harbor” exemption to the Selling Shareholders. The rule’s five conditions are as follows:

(a) Selling Shareholders must hold the VITS Shares for at least one year;

(b) VITS must provide adequate current information by being current in all its periodic reporting requirements under the Securities Exchange Act of 1934;

(c) after the one-year holding period, the number of VITS Shares that Selling Shareholders may sell during any three-month period can not exceed the greater of 1% of the issued and outstanding VITS common shares, unless by that time VITS common shares are listed on a stock exchange or quoted on the NASDAQ, then the greater of 1% or the average reported weekly trading volume during the four weeks preceding the filing a notice of the sale on Form 144;

(d) the sales must be handled in all respects as routine trading transactions, brokers may not receive more than a normal commission and neither the seller nor the broker can solicit orders to buy the securities; and

(e) at the time any of the Selling Shareholders place an order, they must file a notice with the SEC on Form 144 if the sale involves more than five hundred (500) VITS Shares or the aggregate dollar amount is greater than $10,000 in any three-month period.

2.7 Exemptions. The Selling Shareholders acknowledge that VITS has advised such Selling Shareholders that VITS is relying on an exemption from the prospectus and registration requirements of the Securities Acts (British Columbia and Alberta) (the “B.C. & Alberta Securities Acts”) to issue the VITS Shares to each of the Selling Shareholders and, as a consequence, certain protections, rights and remedies provided by the B.C. & Alberta Securities Acts, including statutory rights of rescission or damages, will not be available to the Selling Shareholders.

2.8 Canadian Resale Restrictions. The Selling Shareholders acknowledge that VITS is not a reporting issuer in any province or territory of Canada and accordingly, the Selling Shareholders acknowledge that resale of any of the VITS Shares by the Selling Shareholders to a resident of Canada is restricted except pursuant to an exemption from applicable securities legislation.

§3.  REPRESENTATIONS AND WARRANTIES OF WEIC. WEIC represents and warrants to VITS, and acknowledges that VITS is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of VITS, as follows:

3.1 Organization and Good Standing. WEIC is a corporation duly organized, validly existing and in good standing under the laws of Alberta, Canada, and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. WEIC is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which WEIC owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of WEIC taken as a whole.

3.2 Authority. WEIC has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “WEIC Documents”) to be signed by WEIC and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the WEIC Documents by WEIC and the consummation of the transactions contemplated hereby have been duly authorized by WEIC’s board of directors. No other corporate or shareholder proceeding on the part of WEIC is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other WEIC Documents when executed and delivered by WEIC as contemplated by this Agreement will be, duly executed and delivered by WEIC and this Agreement is, and the other WEIC Documents when executed and delivered by WEIC as contemplated hereby will be, valid and binding obligations of WEIC enforceable in accordance with their respective terms except:

(a)  as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other  laws of  general application affecting enforcement of creditors’ rights generally;

(b)  as limited by laws relating to the availability of specific performance, injunctive relief, or  other equitable remedies; and,

(c)  as limited by public policy.

3.3 Capitalization of WEIC. The entire authorized capital stock and other equity securities of WEIC consist of an unlimited authorized amount of Class A, Class B, Class C and Class D shares, of which Classes A & B have voting rights and Classes C & D have no voting rights (the “WEIC Common Stock”). There are 210 Class A shares of WEIC Common Stock issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of WEIC Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with the WEIC’s articles and bylaws. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating WEIC to issue any additional common shares of WEIC Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from WEIC any common shares of WEIC Common Stock. There are no agreements purporting to restrict the transfer of the WEIC Common Stock, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the WEIC Common Stock.

3.4 Shareholders of WEIC Common Stock. Schedule 1 contains a true and complete list of the holders of all issued and outstanding shares of the WEIC Common Stock including each holder’s name, address and number of WEIC Shares held.

3.5 Directors and Officers of WEIC. The duly elected or appointed directors and the duly appointed officers of WEIC are as set out in Schedule 3.

3.6 Corporate Records of WEIC. The corporate records of WEIC are accurate, complete and current in all material respects, and the minute book of WEIC is, in all material respects, correct and contains all records required by the laws of Alberta, Canada, as applicable, in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of WEIC.

3.7  Continuation of WEIC Business. WEIC, its management and employees shall use reasonable efforts to continue to operate the WEIC Business, including efforts to move forward with the acquisition of investment capital and the expansion and acquisition of technology and properties.

  3.8 No Subsidiaries. WEIC does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

3.9 Non-Contravention. Neither the execution, delivery and/or performance of this Agreement, nor the consummation of the Transaction, will:

(a)  conflict with, result in a violation of, cause a default under (with or without notice, lapse  of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any  obligation contained in or the loss of any material benefit under, or result in the creation of any lien,  security interest, charge or encumbrance upon any of the material properties or assets of WEIC under any  term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture,  lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule  or regulation applicable to WEIC, or any of its material property or assets;

  (b)  violate any provision of the articles or bylaws of WEIC; or

(c)  violate any order, writ, injunction, decree, statute, rule, or regulation of any court or  governmental or regulatory authority applicable to WEIC or any of its material property or assets.

3.10 Actions and Proceedings. To the best knowledge of WEIC, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting WEIC or which involves any of the business, or the properties or assets of WEIC that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of WEIC taken as a whole (a “WEIC Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a WEIC Material Adverse Effect.

3.11  Compliance.

(a)  To the best knowledge of WEIC, WEIC is in compliance with, is not in default or  violation in any material respect under, and has not been charged with or received any notice at any time of  any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation  to the business or operations of WEIC;

(b) To the best knowledge of WEIC, WEIC is not subject to any judgment, order or decree  entered in any lawsuit or proceeding applicable to its business and operations that would constitute a  WEIC Material Adverse Effect;

(c) WEIC has duly filed all reports and a return required to be filed by it with governmental  authorities and has obtained all governmental permits and other governmental consents, except as may be  required after the execution of this Agreement. All of such permits and consents are in full force and effect,  and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any  of them, is pending or to the best knowledge of WEIC, threatened, and none of them will be adversely  affected by the consummation of the Transaction; and,

(d) WEIC has operated in material compliance with all laws, rules, statutes, ordinances,  orders and regulations applicable to its business. WEIC has not received any notice of any violation  thereof, nor is WEIC aware of any valid basis therefore.

3.12 Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by WEIC of the Transaction contemplated by this Agreement or to enable WEIC to continue to conduct its business after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

3.13 Financial Representations. The books, records, and accounts of WEIC accurately and fairly reflect, in reasonable detail, the assets and liabilities of WEIC. WEIC has not engaged in any transaction, maintained any bank account, or used any funds of WEIC, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of WEIC.

3.14 Absence of Undisclosed Liabilities. Currently, there is an existing debt outstanding from WEIC to the existing shareholders of approximately CDN $157,787.41 relating to expenses. The shareholders will agree to defer this debt until the Projects are past the Development Stage. Except as disclosed in this section 3.14 and in Schedule 5, WEIC does not have any liabilities or obligations direct or indirect, matured or unmatured, absolute, contingent or otherwise that could in the aggregate exceed $5,000, which have not heretofore been paid or discharged. For purposes of this Agreement, the term “liabilities” includes, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured.

3.15 Tax Matters.

(a)  as of the date hereof; (i) WEIC has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof;

(b) WEIC has paid all Taxes that have become or are due with respect to any period ended  on or prior to the date hereof, and has established an adequate reserve therefore on its balance sheets for  those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a  WEIC Material Adverse Effect;

(c) WEIC is not presently under and has not received notice of, any contemplated  investigation or audit by the Internal Revenue Service or any foreign or state taxing authority concerning  any fiscal year or  period ended prior to the date hereof; and

(d)  All Taxes required to be withheld on or prior to the date hereof from employees for  income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been  properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate  governmental agency.

3.16 Absence of Changes. Since the date of incorporation of WEIC, and except as set out in Schedule 5, WEIC has not:

(a)  incurred any liabilities, other than liabilities incurred in the ordinary course of business  consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities,  other than in the ordinary course of business consistent with past practice, or failed to pay or discharge  when due any liabilities of which the failure to pay or discharge has caused or will cause any material  damage or risk of material loss to it or any of its assets or properties;

(b)  sold, encumbered, assigned or transferred any material fixed assets or properties except  for ordinary course business transactions consistent with past practice;

(c)  created, incurred, assumed or guaranteed any indebtedness for money borrowed, or  mortgaged, pledged or subjected any of the material assets or properties of WEIC to any mortgage, lien,  pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)  made or suffered any amendment or termination of any material agreement, contract,  commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived  any substantial debts or claims held by it or waived any rights of substantial value, other than in the  ordinary course of business;

(e)  declared, set aside or paid any dividend or made or agreed to make any other distribution  or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to  redeem,  purchase or acquire any of its capital shares or equity securities;

(f)   suffered any damage, destruction or loss, whether or not covered by insurance, that  materially and adversely effects its business, operations, assets, properties or prospects;

(g)  suffered any material adverse change in its business, operations, assets, properties,  prospects or condition (financial or otherwise);

(h)  received notice or had knowledge of any actual or threatened labor trouble, termination,  resignation, strike or other occurrence, event or condition of any similar character which has had or might  have an adverse effect on its business, operations, assets, properties or prospects;

(i)   made commitments or agreements for capital expenditures or capital additions or  betterments exceeding in the aggregate $5,000, except such as may be involved in ordinary repair,  maintenance or replacement of its assets;

(j)   other than in the ordinary course of business, increase the salaries or other compensation  of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any  of its employees or directors or made any increase in, or any addition to, other benefits to which any of its  employees or directors may be entitled;

(k)  entered into any transaction other than in the ordinary course of business consistent with  past practice; or

(l)  agreed, whether in writing or orally, to do any of the foregoing.

3.17  Personal Property. WEIC possesses, and has good and marketable title of all property necessary for the continued operation of the business of WEIC as presently conducted and as represented to VITS. All such property is used in the business of WEIC. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by WEIC is owned by WEIC free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, except as disclosed in Schedule 5.

3.18  Real Property. WEIC does not own any real property. Each of the leases, subleases, claims or other real property interests (collectively, the “Leases”) to which WEIC is a party or is bound, as set out in Schedule 5, is legal, valid, binding, enforceable and in full force and effect in all material respects. All rental and other payments required to be paid by WEIC pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Leases. The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date. WEIC has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto.

3.19 Material Contracts and Transactions. Schedule 6 attached hereto lists each material contract, agreement, license, permit, arrangement, commitment, instrument or contract to which WEIC is a party (each, a “Contract”). Each Contract is in full force and effect, and there exists no material breach or violation of or default by WEIC under any Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by WEIC. The continuation, validity, and effectiveness of each Contract will in no way be affected by the consummation of the Transaction contemplated by this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

3.20 Certain Transactions. WEIC is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

3.21 No Brokers. WEIC has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

3.22 Completeness of Disclosure. No representation or warranty by WEIC in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to VITS pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

§4.  REPRESENTATIONS AND WARRANTIES OF VITS. VITS represents and warrants to WEIC and the Selling Shareholders and acknowledges that WEIC and the Selling Shareholders are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of WEIC or the Selling Shareholders, as follows:

4.1  Organization and Good Standing. VITS is duly incorporated, organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted.

4.2    Authority. VITS has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “VITS Documents”) to be signed by VITS and to perform its obligations hereunder and to consummate the Transaction contemplated hereby. The execution and delivery of each of the VITS Documents by VITS and the consummation by VITS of the Transaction contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of VITS is necessary to authorize such documents or to consummate the Transaction contemplated hereby. This Agreement has been, and the other VITS Documents when executed and delivered by VITS as contemplated by this Agreement will be, duly executed and delivered by VITS and this Agreement is, and the other VITS Documents when executed and delivered by VITS, as contemplated hereby will be, valid and binding obligations of VITS enforceable in accordance with their respective terms, except:

(a)  as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other  laws of  general application affecting enforcement of creditors’ rights generally;

(b)  as limited by laws relating to the availability of specific performance, injunctive relief, or  other equitable remedies; and

(c)  as limited by public policy.

4.3 Capitalization of VITS. The entire authorized capital stock and other equity securities of VITS consist of 100,000,000 shares of common stock, par value $0.0000029 (the “VITS Common Stock”). As of the date of this Agreement, there are approximately 73,536,494 shares of VITS Common Stock issued and outstanding and no VITS Preferred Stock issued and outstanding. All of the issued and outstanding shares of VITS Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. There are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating VITS to issue any additional shares of VITS Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from VITS any shares of VITS Common Stock as of the date of this Agreement. There are no agreements purporting to restrict the transfer of the VITS Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the VITS Common Stock.

4.4 Directors and Officers of VITS. The duly elected or appointed directors and the duly appointed officers of VITS are as listed on Schedule 4.

4.5   Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of this Transaction will:

(a) conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of VITS under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to VITS or any of its material property or assets;

(b) violate any provision of the applicable incorporation or charter documents of VITS; or

(c) violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to VITS or any of its material property or assets.

4.6 Validity of VITS Common Stock Issuable upon the Transaction. The VITS Shares to be issued to the Selling Shareholders upon consummation of the Transaction in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

4.7   Actions and Proceedings. To the best knowledge of VITS, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of VITS, threatened against VITS which involves any of the business, or the properties or assets of VITS that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of VITS taken as a whole (a “VITS Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a VITS Material Adverse Effect.

4.8  Compliance.

(a) To the best knowledge of VITS, VITS is in compliance with, is not in default or violation  in any material respect under, and has not been charged with or received any notice at any time of any  material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to  the business or operations of VITS;

(b) To the best knowledge of VITS, VITS is not subject to any judgment, order or decree  entered in any lawsuit or proceeding applicable to its business and operations that would constitute a VITS  Material Adverse Effect;

(c) VITS has duly filed all reports and returns required to be filed by it with governmental  authorities and has obtained all governmental permits and other governmental consents, except as may be  required after the execution of this Agreement. All of such permits and consents are in full force and effect,  and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any  of them, is pending or to the best knowledge of VITS, threatened, and none of them will be affected in a  material adverse manner by the consummation of the Transaction; and

(d) VITS has operated in material compliance with all laws, rules, statutes, ordinances,  orders and regulations applicable to its business. VITS has not received any notice of any violation thereof,  nor is VITS aware of any valid basis therefore.

4.9 Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by VITS of the Transaction contemplated by this Agreement to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

4.10  SEC Filings. VITS has furnished or made available to WEIC and the Selling Shareholders a true and complete copy of each report, schedule, registration statement and proxy statement filed by VITS with the SEC (collectively, and as such documents have since the time of their filing been amended, the “VITS SEC Documents”). As of their respective dates, the VITS SEC Documents complied in all material respects with the requirements of the 1933 Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such VITS SEC Documents.

4.11 Financial Representations. Included with the VITS SEC Documents are true, correct, and complete copies of audited balance sheets for VITS dated as of December 31, 2005 (the “VITS Accounting Date”), together with related statements of income, cash flows, and changes in shareholder’s equity for the fiscal year then ended (collectively, the “VITS Financial Statements”). The VITS Financial Statements:

(a) are in accordance with the books and records of VITS;

(b) present fairly the financial condition of VITS as of the respective dates indicated and the results of operations for such periods; and

(c) have been prepared in accordance with GAAP.

VITS has not received any advice or notification from its independent certified public accountants that VITS has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the VITS Financial Statements or the books and records of VITS, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of VITS accurately and fairly reflect, in reasonable detail, the assets, and liabilities of VITS. VITS has not engaged in any transaction, maintained any bank account, or used any funds of VITS, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of VITS.

4.12 Absence of Undisclosed Liabilities. VITS has no material liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which:

(a) are not set forth in the VITS Financial Statements or have not heretofore been paid or  discharged;

(b) did not arise in the regular and ordinary course of business under any agreement,  contract, commitment, lease or plan specifically disclosed in writing to WEIC; or

(c) have not been incurred in amounts and pursuant to practices consistent with past business  practice, in or as a result of the regular and ordinary course of its business since the date of the last VITS  Financial Statements.

4.13 Tax Matters.

(a) As of the date hereof; (i) VITS has timely filed all tax returns in connection with any taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to them; and, (ii) all such returns are true and correct in all material respects;

(b) VITS has paid all Taxes that have become or are due with respect to any period ended on  or prior to the date hereof;

(c) VITS is not presently under and has not received notice of, any contemplated  investigation or audit by the Canada Customs and Revenue Agency or the Internal Revenue Service or any  foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(d) Taxes required to be withheld on or prior to the date hereof from employees for income  Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly  withheld and, if required on or prior to the date hereof, have been deposited with the appropriate  governmental agency; and

(e) To the best knowledge of VITS, the VITS Financial Statements contain full provision for  all Taxes including any deferred Taxes that may be assessed to VITS for the accounting period ended on  the VITS Accounting Date or for any prior period in respect of any transaction, event or omission  occurring, or any profit earned, on or prior to the VITS Accounting Date or for any profit earned by VITS  on or prior to the VITS Accounting Date or for which VITS is accountable up to such date and all  contingent liabilities for Taxes have been provided for or disclosed in the VITS Financial Statements.

4.14 Absence of Certain Changes or Events. Since the VITS Accounting Date, except as and to the extent disclosed in the VITS SEC Documents, there has not been:

(a) a VITS Material Adverse Effect; or

   (b) any material change by VITS in its accounting methods, principles or practices.

4.15 No Subsidiaries. VITS does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

4.16 Personal Property. There are no material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by VITS, except as disclosed in the VITS SEC Documents.

4.17 Material Contracts and Transactions. Other than as expressly contemplated by this Agreement, there are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which VITS is a party except for this Agreement and except as disclosed in writing to WEIC.

4.18 Fees. VITS has not incurred any obligation or liability to any party for any brokerage fees or agent’s commissions in connection with the Transaction contemplated by this Agreement. As compensation under the terms of a Business Development Agreement ("BDA"), Larry D. McNabb (“LDM”) shall receive the sum of $600,000 dollars (the “LDM Compensation”) upon the successful closing of this Agreement. The compensation shall be converted into shares of the Company’s common stock as set forth in the BDA. It is anticipated that the LDM Compensation will be tendered only subsequent to the closing of any business combination or acquisition as set forth under the terms of the BDA.

4.19 Completeness of Disclosure. No representation or warranty by VITS in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to WEIC pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

§5. CLOSING CONDITIONS

5.1 Conditions Precedent to Closing by VITS. The obligation of VITS to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with §8. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions of closing are for the benefit of VITS and may be waived by VITS in its sole discretion.

(a)  Representations and Warranties. The representations and warranties of WEIC set forth in  this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on  and as of the Closing Date and WEIC will have delivered to VITS a certificate dated as of the Closing  Date, to the effect that the representations and warranties made by WEIC in this Agreement are true and  correct.

(b) Performance. All of the covenants and obligations that WEIC and the Selling  Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the  Closing must have been performed and complied with in all material respects.

   (c) Transaction Documents. This Agreement, the WEIC Documents and all other documents  necessary or reasonably required to consummate the Transaction, all in form and substance reasonably  satisfactory to VITS, will have been executed and delivered to VITS.

(d) Secretary’s Certificate - WEIC. VITS will have received a certificate from the Secretary  of WEIC attaching; (i) a copy of WEIC’s articles, bylaws and all other incorporation documents, as  amended through the Closing Date; and (ii) copies of resolutions duly adopted by the board of directors of  WEIC approving the execution and delivery of this Agreement and the consummation of the transactions  contemplated herein.

(e)  Legal Opinion - WEIC. VITS will have received an opinion, dated as of the Closing  Date, from counsel for WEIC, and such other local or special counsel as is appropriate, all of which  opinion will be in the form and substance reasonably satisfactory to VITS and its counsel.

(f)  Third Party Consents. VITS will have received duly executed copies of all third party  consents and approvals contemplated by this Agreement, in form and substance reasonably satisfactory to  VITS, including without limitation, approval of VITS shareholders at a meeting of shareholders called for  the purpose of approving this transaction, among other things.

   (g) No Material Adverse Change. No WEIC Material Adverse Effect will have occurred  since the date of this Agreement.

(h)   No Action. No suit, action, or proceeding will be pending or threatened which would;  (i) prevent the consummation of any of the transactions contemplated by this Agreement; or (ii) cause the  Transaction to be rescinded following consummation.

(i)   Outstanding Shares. WEIC will have no more than 210 Class A shares of WEIC stock issued and outstanding on the Closing Date.

(j) Due Diligence. VITS will be reasonably satisfied with its due diligence investigation of  WEIC that is reasonable and customary in a transaction of a similar nature to that contemplated by the  Transaction, including; (i) materials, documents and information in the  possession and control of WEIC  and the Selling Shareholders which are reasonably germane to the Transaction; or (ii) a physical inspection  of the assets of WEIC by VITS or its representatives; and (iii) title to the material assets of WEIC.

(k)   Compliance with Securities Laws. VITS will have received evidence satisfactory to VITS  that the VITS Shares issuable in the Transaction will be issuable without registration pursuant to the 1933  Act and the B.C. & Alberta Securities Acts in reliance on a safe harbor from the registration requirements of the 1933 Act and the B.C. & Alberta Securities Acts; and,

(m) Closing. The Closing will have occurred by the Closing Date.

5.2  Conditions Precedent to Closing by WEIC. The obligation of WEIC and the Selling Shareholders to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with §8. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of WEIC and the Selling Shareholders and may be waived by WEIC and the Selling Shareholders in their discretion.

(a) Representations and Warranties. The representations and warranties of VITS set forth in  this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on  and as of the Closing Date and VITS will have delivered to WEIC a certificate dated the Closing Date, to  the effect that the representations and warranties made by VITS in this Agreement are true and correct.

(b) Performance. All of the covenants and obligations that VITS is required to perform or to  comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied  with in all material respects. VITS must have delivered each of the documents required to be delivered by it  pursuant to this Agreement.

(c) Transaction Documents. This Agreement, the VITS Documents and all other documents  necessary or reasonably required to consummate the Transaction, all in form and substance reasonably  satisfactory to WEIC, will have been executed and delivered by VITS.

(d)  Secretary’s Certificate - VITS. WEIC will have received a certificate from the Secretary  of VITS attaching; (i) a copy of VITS’s articles of incorporation and bylaws, as amended through the  Closing Date; and, (ii) copies of resolutions duly adopted by the board of directors of VITS approving the  execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(e) Legal Opinion - VITS. WEIC will have received a legal opinion, dated as of the Closing  Date, from counsel for VITS, and such other local or special legal counsel as is appropriate, all of which  opinion shall be in the form and substance reasonably satisfactory to WEIC and its counsel.

(f)  Third Party Consents. WEIC will have received from VITS duly executed copies of all  third-party consents, permit, authorization, consent and approvals of any public, regulatory (including SEC)  or governmental body or authority or person or entity contemplated by this Agreement, in form and  substance reasonably satisfactory to WEIC.

(g) No Material Adverse Change. No VITS Material Adverse Effect will have occurred since  the date of this Agreement.

(h)  No Action. No suit, action, or proceeding will be pending or threatened before any  governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation,  injunction or charge would; (i) prevent the consummation of any of the transactions contemplated by this  Agreement; or, (ii) cause the Transaction to be rescinded following consummation.

(i) Public Market. On the Closing Date, the shares of VITS Common Stock will be  quoted  on the National Association of Securities Dealers, Inc.’s OTC Bulletin Board.

(j)  Due Diligence Review of Financial Statements. WEIC and its accountants will be  reasonably satisfied with their due diligence investigation and review of the VITS Financial Statements, the  VITS SEC Documents, and the contents thereof, prepared in accordance with GAAP.

(k)  Consulting Agreements. WEIC and VITS shall have entered into consulting agreements with each of the Selling Shareholders in the form attached hereto as Exhibit A.

(l) Liability Releases. WEIC and VITS shall have delivered releases to each of the Selling Shareholders in forms satisfactory to the Selling Shareholders, of any liabilities arising from their acting as shareholders, directors or officers of WEIC.

(m)	Closing. The Closing will have occurred by the Closing Date.

§6. Pre-Closing and Post -Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

6.1 General.  Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary and advisable in order to consummate and make effective the transactions contemplated by this Agreement, including satisfaction, but not waiver, of the Closing conditions set forth in §8 below.

6.2 Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred herein.

6.3 Operation and Preservation of Business. WEIC will continue to operate the WEIC Business, including its present operations, working conditions, and relationships with, licensors, suppliers, customers, and employees subject to the terms of §3.7 above. Further, WEIC will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, WEIC will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock; or, (ii) pay any amount to any third party with respect to any liability or obligation including any costs and expenses WEIC has incurred or may incur in connection with this Agreement and the transactions contemplated hereby that would not constitute an Assumed Liability if in existence as of the Closing.

6.4 Confidentiality. All information regarding the business of WEIC including, without limitation, financial information that WEIC provides to VITS during VITS’s due diligence investigation of WEIC will be kept in strict confidence by VITS and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by VITS or disclosed to any third party (other than VITS’s professional accounting and legal advisors) without the prior written consent of WEIC. If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from WEIC, VITS will immediately return to WEIC (or as directed by WEIC) any information received regarding WEIC’s business. Likewise, all information regarding the business of VITS including, without limitation, financial information that VITS provides to WEIC during its due diligence investigation of VITS will be kept in strict confidence by WEIC and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by WEIC or disclosed to any third party (other than WEIC’s professional accounting and legal advisors) without VITS’s prior written consent (the foregoing in any form whatsoever shall be referred to hereinafter as the “Confidential Information”). If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from VITS, WEIC will immediately return to VITS (or as directed by VITS) any information received regarding VITS’s business

6.5 Full Access. WEIC will permit representatives of VITS, including legal counsel and accountants, to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of WEIC to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to WEIC. VITS will treat and hold as such any Confidential Information it receives from any WEIC Stockholder and WEIC in the course of the reviews contemplated by this §6.5, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to WEIC Stockholders and WEIC all tangible embodiments of the Confidential Information that are in its possession.

6.5 Notice of Developments.  Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in §3 and §4 above. No disclosure by any Party pursuant to this §6.5, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

§7.  ADDITIONAL COVENANTS OF THE PARTIES

7.1 Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenant in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

7.2 Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to this Agreement, WEIC and VITS will not, directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of WEIC or VITS, as applicable, or any merger, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

7.3 Conduct of WEIC and VITS Business Prior to Closing. From the date of this Agreement to the Closing Date, and except to the extent that VITS otherwise consents in writing, WEIC will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it. Likewise, from the date of this Agreement to the Closing Date, and except to the extent that WEIC otherwise consents in writing, VITS will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

7.4 Certain Acts Prohibited - WEIC. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, WEIC will not, without the prior written consent of VITS:

(a) amend its articles, bylaws or other incorporation documents;

(b) incur any liability or obligation other than in the ordinary course of business or encumber  or permit the encumbrance of any properties or assets of WEIC except in the ordinary course of business;

(c) dispose of or contract to dispose of any WEIC property or assets, including the  Intellectual Property Assets, except in the ordinary course of business consistent with past practice;

(d) issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of the  WEIC Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or  convertible securities;

(e) not: (i) declare, set aside or pay any dividends on, or make any other distributions in respect of the WEIC Common Stock; or (ii)  split, combine or reclassify any WEIC Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of WEIC Common Stock; or

(f)  not materially increase benefits or compensation expenses of WEIC, other than as  contemplated by the terms of any employment agreement in existence on the date of this Agreement,  increase the cash compensation of any director, executive officer or other key employee or pay any benefit  or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such  person.

7.5 Public Announcements. VITS and WEIC each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement. WEIC acknowledges that VITS must comply with securities laws requiring full disclosure of material facts and agreements in which it is involved, and will co-operate to assist VITS in meeting its obligations.

§8.  CLOSING

8.1 Closing. The Closing shall take place on the Closing Date at the offices of the lawyers for VITS or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for WEIC and VITS, provided such undertakings are satisfactory to each party’s respective legal counsel.

8.2 Closing Deliveries of WEIC and the Selling Shareholders. At Closing, WEIC and the Selling Shareholders will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to VITS:

(a)  copies of all resolutions and/or consent actions adopted by or on behalf of the board of  directors of WEIC evidencing approval of this Agreement and the Transaction;

(b) if any of the Selling Shareholders appoint any person, by power of attorney or equivalent,  to execute this Agreement or any other agreement, document, instrument or certificate contemplated by this  agreement, on behalf of the Selling Shareholder, a valid and binding power of attorney or equivalent from  such Selling Shareholder;

(c) share certificates representing the WEIC Shares as required by §2.3 of this Agreement;

(d) all certificates and other documents required by §5.1 of this Agreement;

(e)  a certificate of an officer of WEIC, dated as of Closing, certifying that; (i) each covenant  and obligation of WEIC has been complied with; and, (ii) each representation, warranty and covenant of  WEIC is true and correct at the Closing as if made on and as of the Closing; and

(f)  the WEIC Documents and any other necessary documents, each duly executed by  WEIC, as required to give effect to the Transaction.

8.3   Closing Deliveries of VITS. At Closing, VITS will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to WEIC:

(a) copies of all resolutions and/or consent actions adopted by or on behalf of the board of  directors of VITS evidencing approval of this Agreement and the Transaction;

(b) share certificates representing the VITS Shares to the Selling Shareholders in the amounts  as set out in Schedule 1;

(c) all certificates and other documents required by §5.2 of this Agreement;

(d) a certificate of an officer of VITS, dated as of Closing, certifying that; (i) each covenant and obligation of VITS has been complied with; and, (ii) each representation, warranty and covenant of VITS is true and correct at the Closing as if made on and as of the Closing; and

(e)  the VITS Documents and any other necessary documents, each duly executed by VITS,  as required to give effect to the Transaction.

§9. TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a) mutual agreement of VITS and WEIC;

(b) VITS, if there has been a material breach by WEIC or any of the Selling Shareholders of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of WEIC or the Selling Shareholders that is not cured, to the reasonable satisfaction of VITS, within ten business days after notice of such breach is given by VITS (except that no cure period will be provided for a breach by WEIC or the Selling Shareholders that by its nature cannot be cured);

(c) WEIC, if there has been a material breach by VITS of any material representation,  warranty, covenant or agreement set forth in this Agreement on the part of VITS that is not cured by the  breaching party, to the reasonable satisfaction of WEIC, within ten business days after notice of such  breach is given by WEIC (except that no cure period will be provided for a breach by VITS that by its  nature cannot be cured);

   (d) VITS or WEIC, if the Transaction contemplated by this Agreement has not been  consummated prior to July 5, 2006, unless the parties hereto agree to extend such date in writing; or

(e)  VITS or WEIC if any injunction or other order of a governmental entity of competent  authority prevents the consummation of the Transaction contemplated by this Agreement.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in §9.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

§10. MISCELLANEOUS

10.1 Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. The representations, warranties and agreements will survive the Closing Date and continue in full force and effect until six (6) months after the Closing Date.

10.2 Further Assurances and Provision of Information. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement. Additionally, WEIC and the Selling Shareholders acknowledge that under SEC rules VITS must provide registration level information regarding the business of WEIC and agree to provide such information to VITS in a timely manner prior to closing, and allow VITS and its representative’s free access to all books, records, and other information of WEIC and to its personnel and advisors.

10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

10.4 Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

10.5 Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

11.6 Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to WEIC or any of the Selling Shareholders:

Welwind Energy International Corporation
c/o Daniel L. Baxter
Macleod Dixon LLP
3700 Canterra Tower
400 Third Avenue SW
Calgary, Alberta T2P 4H2

With a copy (which will not constitute notice) to:

Daniel L. Baxter
Macleod Dixon LLP
3700 Canterra Tower
400 Third Avenue SW
Calgary, Alberta T2P 4H2

If to VITS:

Vitasti, Inc.
10-20172 113B Avenue
Maple Ridge, British Columbia
Canada V2X 0Y9

With a copy (which will not constitute notice) to:

Steadylaw Group, LLP
6151 Fairmount Avenue, Suite 201
San Diego, California 92120
Tel (619) 399-3090; Fax (619) 330-1888

All such notices and other communications will be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery; (iii) in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and, (iv) in the case of mailing, on the fifth business day following mailing.

10.7 Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.8 Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

10.9 Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

10.10 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

10.11 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

10.12 Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

10.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.14 Fax Execution. This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.

10.15 Independent Legal Advice. All Selling Shareholders confirm that they have sought and obtained independent legal advice prior to execution of this Agreement and cannot and do not rely on the representations of VITS or its advisors respecting the legal effects of this Agreement.

10.15  Schedules and Exhibits. The schedules and exhibits are attached to this Agreement and incorporated herein.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

VITASTI, INC.        WELWIND ENERGY INT’L CORP.

_____________________________   _____________________________
By: Tammy-Lynn McNabb        By:
Its: President              Its:

SELLING SHAREHOLDERS

________________________________
Signature

________________________________
Name

________________________________
Signature

________________________________
Name

________________________________
Signature

________________________________
Name

SCHEDULE 1.

The Selling Shareholders

Name	Address	Number of WEIC Shares held before Closing	Number of VITS Shares to be received on Closing
Benjamin Chan	c/o Daniel L. Baxter Macleod Dixon LLP 3700 Canterra Tower 400 Third Avenue SW Calgary, Alberta T2P 4H2	210 Class A	3,000,000
Shannon de Delley	c/o Daniel L. Baxter Macleod Dixon LLP 3700 Canterra Tower 400 Third Avenue SW Calgary, Alberta T2P 4H2	210 Class A	4,000,000
Zhao Jian-Chong	c/o Daniel L. Baxter Macleod Dixon LLP 3700 Canterra Tower 400 Third Avenue SW Calgary, Alberta T2P 4H2	210 Class A	4,000,000

SCHEDULE 2.

[RESERVED]

SCHEDULE 3.

Directors and Officers of WEIC

Directors: Zhao Jian-Chong
Benjamin Chan
Shannon de Delley

Officers:  Zhao Jian-Chong
Benjamin Chan
Shannon de Delley

SCHEDULE 4.

Directors and Officers of VITS

Directors:  Tammy-Lynn McNabb
Patrick Higgins
Shannon deDelley
David Wing Yiu Cho

Officers:  Tammy-Lynn McNabb

SCHEDULE 5.

Leases, Subleases, Claims, Capital Expenditures and Other Property Interests